                                                                     Exhibit 2.1











                            ASSET PURCHASE AGREEMENT


                                      Among


                       SUPERIOR CHEMICAL & SUPPLY , INC. ,


                            A wholly owned subsidiary


                                       Of


                          ENVIRO-CLEAN OF AMERICA, INC.


                                       and


                            SUPERIOR ONE SOURCE, INC.


                          Effective as of June 29, 2001

Table of Contents

AGREEMENT....................................................................................................     1

ARTICLE I DEFINITIONS........................................................................................     1

ARTICLE II PURCHASE AND SALE OF ASSETS.......................................................................     3

   2.2   Purchase Price......................................................................................     5

ARTICLE III REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION........................................     5

   3.1   Representations And Warranties Of Seller............................................................     5
      3.1.1    Title to Shares...............................................................................     5
      3.1.2    Authorization of Transaction..................................................................     5
      3.1.3    Noncontravention..............................................................................     5
      3.1.4    Fairness Opinion..............................................................................     6
      3.1.5    Organization of Seller........................................................................     6
      3.1.6    Contractual Obligations.......................................................................     6
      3.1.7    Financial Statements..........................................................................     6
      3.1.8    Taxes.........................................................................................     6
      3.1.9    Disclaimer of Other Representations and Warranties............................................     6
   3.2   Certain Representations And Warranties Of Buyer.....................................................     7
      3.2.1    Authorization of Transaction..................................................................     7
      3.2.2    Noncontravention..............................................................................     7
      3.2.3    Due Diligence.................................................................................     7

ARTICLE IV PRE-CLOSING COVENANTS AND OTHER AGREEMENTS........................................................     7

   4.1   General.............................................................................................     7
   4.2   Notices And Consents................................................................................     7
   4.3   General Release By Buyer............................................................................     8

ARTICLE V POST-CLOSING COVENANTS.............................................................................     8

   5.1   General.............................................................................................     8
   5.2   Litigation Support..................................................................................     8

ARTICLE VI CONDITIONS TO OBLIGATION TO CLOSE.................................................................     9

   6.1   Conditions To Obligation Of Buyer...................................................................     9
   6.2   Conditions To Obligation Of Sellers.................................................................     9

ARTICLE VII THE CLOSING......................................................................................     9

   7.1   The Closing.........................................................................................     9
   7.2   Seller's Obligations At Closing.....................................................................    10
   7.3   Buyer's Obligations At Closing......................................................................    10

ARTICLE VIII REMEDIES FOR BREACHES OF THIS AGREEMENT.........................................................    10

   8.1   Survival Of Representations And Warranties..........................................................    10
   8.2   Indemnification Provisions For Benefit Of Buyer.....................................................    10
   8.3   Indemnification Provisions For Benefit Of Seller....................................................    10
   8.4   Procedure For Matters Involving Third Parties.......................................................    11
   8.5   Notice Of Claim.....................................................................................    11
   8.6   Limitations On Indemnification Liabilities Of Sellers...............................................    11
   8.7   Limitations On Buyer's Indemnification Liability....................................................    12
   8.8   Exclusive Remedy....................................................................................    12
   8.9   Arbitration.........................................................................................    12

                                         i
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
ARTICLE IX TERMINATION.......................................................................................    12

   9.1   Termination Of Agreement............................................................................    12
   9.2   Effect Of Termination...............................................................................    13

ARTICLE X MISCELLANEOUS......................................................................................    13

   10.1  Press Releases And Public Announcements.............................................................    13
   10.2  No Third-party Beneficiaries........................................................................    13
   10.3  Entire Agreement....................................................................................    13
   10.4  Succession And Assignment...........................................................................    13
   10.5  Counterparts........................................................................................    14
   10.6  Headings............................................................................................    14
   10.7  Notices.............................................................................................    14
   10.8  Governing Law.......................................................................................    15
   10.9  Amendments And Waiver...............................................................................    15
   10.10 Severability........................................................................................    15
   10.11 Expenses............................................................................................    15
   10.12 Construction........................................................................................    15
   10.13 Incorporation Of Exhibits, Annexes And Schedules....................................................    15

SCHEDULE 3.2.9...............................................................................................    17
--------------
   Contractual Obligations...................................................................................    17

                           ASSET PURCHASE AGREEMENT

          This ASSET PURCHASE AGREEMENT (this "Agreement") is made effective as of the 29th day of June, 2001, by and among Superior One Source, Inc. ("Buyer"), Superior Chemical & Supply, Inc., a Nevada corporation (the "Seller") and Enviro-Clean of America, Inc., a Nevada corporation ("Parent"), the Parent of the Seller.

                                    RECITAL

               WHEREAS, this Agreement sets forth the terms and conditions upon which the Seller will sell and convey to Buyer, and Buyer will purchase from the Seller, all of the assets of the Seller described in this Agreement. As used in this Agreement, capitalized terms not otherwise defined have the meanings ascribed to them in Article I.

                                   AGREEMENT

          NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, Buyer and Seller (collectively, the "Parties") agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

          "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses and fees, including court costs and reasonable attorneys' fees and expenses.

          "Affiliate" means, with respect to any person, any other person directly or indirectly controlling, controlled by or under common control with such person. For the purposes of this definition, the term "control" (including its correlative meanings, the terms "controlling," "controlled by" and "under common control with), as used with respect to any person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities, by contract or otherwise.

          "Arbitration" has the meaning set forth in Section 8.9.
                                                     -----------

          "Assets" has the meaning set forth in Section 2.1.
                                                -----------

          "Assumed Liabilities" has the meaning set forth in Section 2.2.
                                                             -----------

          "Bill of Sale" has the meaning set forth in Section 7.2.
                                                      -----------

          "Breach" means any breach, inaccuracy, failure to perform, failure to comply, conflict with, default, violation, acceleration, termination, cancellation, modification, or required notification.


          "Buyer" has the meaning set forth in the preface to this Agreement.

          "Buyer's Employment Agreement" means the employment agreement by and among Stephen Haynes and Superior Chemical & Supply, Inc. dated August 1, 1999.

          "Claim Notice" has the meaning set forth in Section 8.5.
                                                      -----------

          "Closing" has the meaning set forth in Section 7.1.
                                                 -----------

          "Closing Date" has the meaning set forth in Section 7.1.
                                                      -----------

          "Contract" means any Enforceable contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, or other similar understanding, whether written or oral.

          "Controversy" has the meaning set forth in Section 8.9.
                                                     -----------

          "Damages" means all damages (including incidental and consequential damages), losses (including any diminution in value), Liabilities, payments, amounts paid in settlement, obligations, fines, penalties, costs, expenses (including reasonable fees and expenses of outside attorneys, accountants and other professional advisors and of expert witnesses and other costs (including the allocable portion of the Indemnity's internal costs) of investigation, preparation and litigation in connection with any Action or Threatened Action) of any kind or nature whatsoever; provided, however, insurance recoveries and taxes will be taken into account in determining Damages for purposes of this Agreement.

          "Enforceable" a Contract is "Enforceable" if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

          "Indemnified Party" has the meaning set forth in Section 8.4.
                                                           -----------

          "Indemnifying Party" has the meaning set forth in Section 8.4.
                                                            -----------

          "Law" means any federal, state, municipal, county, parish, local, foreign or other governmental law (statutory, common or otherwise), rule, regulation, ordinance, statute or directive.

          "Liability" means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due).


          "Most Recent Statement" has the meaning set forth in Section 3.1.7.
                                                               -------------

          "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice of the Seller.

          "Parent" has the meaning set forth in the recitals to this Agreement.

          "Parties" has the meaning set forth in the recitals to this Agreement.

          "Person" means an individual, a partnership (general or limited), limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity (or any department, agency or political subdivision thereof).

          "Purchase Price" has the meaning set forth in Section 2.4.
                                                        -----------

          "Retained Liabilities" has the meaning set forth in Section 2.3.
                                                              -----------

          "Seller" has the meaning set forth in the preface to this Agreement.

          "Seller's Knowledge," or "to the Knowledge of the Seller," means actual knowledge, without independent investigation, by Randall K. Davis.

          "Third Party Claim" has the meaning set forth in Section 8.4.
                                                           -----------


                                  ARTICLE II
                          PURCHASE AND SALE OF ASSETS


          2.1. Purchase and Sale of Assets. Subject to the terms and conditions
               ---------------------------
of this Agreement, at the Closing, the Seller agrees to sell, transfer, convey, assign and deliver to Buyer, and Buyer agrees to purchase, acquire and accept from the Seller, free and clear of all liens, charges or encumbrances of whatsoever nature, all of the assets of Seller of any kind, character, or description, known or unknown, whether accrued, absolute, or otherwise (and regardless of whether reflected on Seller's Financial Statements), all as they exist on the Closing Date, including without limitation:

               (a) All right, title and interest of Seller in and to all of Seller's inventory, wherever located, including raw material, work in process, and finished goods;

               (b) All of Seller's cash, cash on hand, cash on deposit, accounts, accounts receivable, trade receivables and notes receivable;

               (c) All of Seller's fixtures, machinery, equipment, furniture, and supplies;

               (d) All right, title and interest of Seller in and to all prepaid rentals and other prepaid expenses, bonds and deposits (including those for health insurance);

               (e)  All vehicles owned or leased by Seller;

               (f) All Business records including all drawings, bills of materials and lists, vendor agreements and lists, credit files, sales records, warranty records, inventory records, product literature and marketing studies;

               (g) All licenses, permits, trade names, trademarks, patents, and other intellectual property used in connection with the Business of Seller,

               (h) All other books and records associated with the Business of Seller (but excluding Seller's corporate minute books and related corporate records);

               (i) To the extent assignable, all rights of Seller under any Contracts, leases or other agreements in connection with the Seller's Ordinary Course of Business; and

               (j) All customer, distributor and supplier files and mailing lists of the Seller.

          All of the assets referenced above and being purchased under this Agreement are collectively referred to herein as the "Assets."

          2.2. Assumption of Liabilities. On the Closing Date, Buyer shall
               -------------------------
assume, pay, perform, and discharge only those charges, debts, obligations, Contracts, agreements, and liabilities of Seller specifically referenced in this
Section 2.2 (the "Assumed Liabilities"), and no others. The Assumed Liabilities shall be as follows:

               (a)  All liabilities of the Seller on the Financial Statements;

               (b)  Accounts payable

               (c)  Accrued employee vacation and sick pay;

               (d)  Warranty claims

               (e) The van leases for the 1998 Chevy Box Van and 2000 Chevy Van used in the Seller's business;

          (f) All Liabilities under the Contracts, agreements and leases to the extent the liabilities or claims arise subsequent to the Closing Date or prior to August 13, 1999; and

          (g) All other Liabilities of the Seller, whether fixed or contingent, known or unknown, arising out of the Ordinary Course of Business either prior to August 13, 1999, or subsequent to the Closing Date.

     2.3. Liabilities to be Retained by Seller. Seller shall retain only the
          ------------------------------------
following Seller's liabilities (the "Retained Liabilities"),:


          (a) Professional fees owed by Seller with regard to this transaction and/or this Agreement; and

          (b) Any liabilities owed by Seller to Seller's shareholders or its affiliates.

2.4  Purchase Price.

          At the Closing, Buyer agrees to pay to Seller an amount equal to Five Hundred Thirty Three Thousand Three Hundred Thirty Four Dollars and no/100 Dollars ($533,334.00)(the "Purchase Price"). The Purchase Price shall be payable by the Buyer to the Seller by bank check or wire transfer of immediately available funds to the account(s) of the Seller as designated by the Seller in writing at least two (2) business days prior to the Closing Date.


                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES CONCERNING THE TRANSACTION

     3.1 Representations and Warranties of Seller. Seller, represents and warrants to Buyer as follows:

          3.1.1 Title to Assets. To the Seller's Knowledge, Seller is and will be on the Closing Date the owner of the Assets of Seller.

          3.1.2 Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and to perform Seller's obligations hereunder. Assuming due execution and delivery of this Agreement by the Buyer, this Agreement constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions except such enforceability may be limited by insolvency, bankruptcy, moratorium and other similar laws affecting creditor's rights generally. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

          3.1.3 Noncontravention. To Seller's knowledge, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will

(a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency or court to which Seller is subject or any provision of its charter or bylaws or (b) conflict with, result in a Breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, Contract, lease, license, instrument, or other arrangement to which Seller is a party or by which Seller is bound.

          3.1.4 Fairness Opinion. The Seller has received a written opinion from Munroe, Park and Johnson, Ltd., a true, correct and complete copy of which has been delivered to Buyer, that the terms of this Agreement are fair to the Seller and its stockholders from a financial point of view.

          3.1.5 Organization of Seller. The Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

          3.1.6 Contractual Obligations. To the Seller's Knowledge, the Seller has no outstanding contractual commitments other than those that exists in the regular and Ordinary Course of Business including (a) trade payables, account payables and other current payables incurred in the Ordinary Course of Business and (b) obligations under the material Contracts set forth on Schedule
                                                                       --------
3.1.6, copies of which have been delivered to Buyer.
-----

          3.1.7 Financial Statements. The Seller has delivered to the Buyer copies of the following financial statements, all of which are true and complete and have been prepared in accordance with generally accepted accounting principles, consistently applied throughout the period covered thereby:

          (a) audited consolidated balance sheets and statements of income, changes in shareholders' equity and cash flow for the fiscal year ended December 31, 2000; and

          (b) unaudited consolidated balance sheets and statements of income, changes in Shareholders' equity and cash flow as of and for the three months ended March 31, 2001.

All of the statements produced in connection with this Section 3.1.8 shall be
                                                       -------------
referred to hereinafter as the "Most Recent Statements." To the Seller's Knowledge, since the date of the Most Recent Statements there has been no material change in the assets, liabilities or financial condition of the Seller from that reflected in the Most Recent Statements except for changes in the Ordinary Course of Business which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect, and there has not otherwise occurred any material adverse effect.

          3.1.8 Taxes. The Seller's tax returns have been filed as required by law, and all taxes shown thereon have been paid when due.

          3.1.9 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Section 3.1, the Seller makes no representation
                               -----------
or warranty, express or implied, at law or in equity, in respect of, or to, the Seller or any of its assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for a particular purpose, and any such other representations or warranties are hereby expressly disclaimed. Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this Section 3.1, Buyer is
                                                          -----------
purchasing the Assets on an "as-is, where-is" and "with all faults" basis.

         3.2 Certain Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

               3.2.1 Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Assuming due execution and delivery of this Agreement by Seller, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent or approval of any third party or any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

               3.2.2 Noncontravention. Neither the execution and the delivery of this Agreement nor the consummation of the transactions contemplated hereby will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental agency or court to which Buyer is subject or any provision of its charter or bylaws.

               3.2.3 Due Diligence. Buyer expressly and specifically acknowledges that since August 13, 1999, he has been in charge of all day to day operations of the Seller. In this regard, Buyer agrees that he is in a position to know of any negative situations, financial or otherwise, existing with the Seller. Prior to the signing and Closing of this Agreement, Buyer shall have completed to his reasonable satisfaction the Buyer's due diligence review of the assets, liabilities, financial condition and prospect of the Seller and Seller. Further, Buyer expressly agrees herein that should he at anytime, following the Closing, discover any matter concerning the operations of the Seller, which could have reasonably been discovered by Buyer in the exercise of his due diligence he shall not hold Seller responsible in any way.

                                  ARTICLE IV
                  PRE-CLOSING COVENANTS AND OTHER AGREEMENTS

          The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

          4.1 General. Each of the Parties will use their reasonable best efforts to take all action and to do all things necessary in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article
                                                                     -------
VI).
---

          4.2 Notices and Consents. Each of the Parties will give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies required in connection with this Agreement.

          4.3 General Release by Buyer. Buyer will deliver to Seller at and as of the Closing date, an unconditional and irrevocable release and discharge of the Seller and each of its Subsidiaries, and their respective officers, directors, employees and agents, from any and all rights, claims, demands, judgement, obligations (contractual or otherwise), Liabilities and Damages relating, directly or indirectly, to the Seller and/or its Subsidiaries which ever existed, now exist, or may hereafter exist, by reason of tort, Breach of Contract (except this Agreement and the transactions and agreements contemplated hereby), violation of Law or other act or failure to act which shall have occurred at or prior to the Closing, including, but not limited to, any financial obligations created or owed to Buyer as a result of the purchase of Superior Chemical & Supply, Inc. as of August 13, 1999, except as specifically set forth in Section 7.2 of this Agreement. The general release shall specifically release Seller from any future obligations to Buyer of the payment of any stock, cash, bonus, incentive, earn-out bonus, e-commerce profits distribution or any other form of obligation contemplated by or in the purchase of the Seller from Buyer on August 13, 1999, and any of the Seller's obligation under the Buyer's Employment Agreement.

                                   ARTICLE V
                            POST-CLOSING COVENANTS

          The Parties agree as follows with respect to the period following the
Closing:

          5.1 General. In any case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article 8).
                                                               ---------

          5.2 Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, failure to act, or transaction on or prior to the Closing Date involving the Seller, each of the other Parties shall cooperate with such Party and such Party's counsel in the defense or contest, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the defense or contest, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under
Article 8).
---------

                                  ARTICLE VI
                       CONDITIONS TO OBLIGATION TO CLOSE

          6.1 Conditions to Obligation of Buyer. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

               (a)  the representations and warranties set forth in Sections 3.1
                                                                    ------------
shall be accurate in all material respects at and as of the Closing Date;

               (b) Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

               Buyer may waive any condition specified in this Section 6.1.
                                                               -----------

          6.2 Conditions to Obligation of Sellers. The obligation of Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions:

               (a)  the representations and warranties set forth in Section 3.3
                                                                    -----------
shall be accurate in all material respects at and as of the Closing Date;

               (b) Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

               (c) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement; and

               (d) the fairness opinion described in Section 3.1.4 must be in full force and effect and must not have been amended, modified or altered, without the prior approval of the Board of Directors of Seller in their reasonable judgment

                                  ARTICLE VII
                                  THE CLOSING

          7.1 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Akin Gump, San Antonio office, or by telephone, commencing at 10:00 a.m., central standard time, within five business days following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

     7.2 Seller's Obligations at Closing. At the Closing, Seller shall deliver to Buyer:

          (a) An amount equal to the entire remaining principal balance of, and all accrued interest on, that one certain Promissory Note dated August 15, 1999, in the original principal amount of $1,200,000.00, payable by Seller to the Buyer and delivered in connection with the closing of the August 13, 1999 Agreement.

          (b) A Bill of Sale, Assignment and Assumption Agreement in the form (the "Bill of Sale") effecting the transfer of the Assets by Seller to Buyer and the assumption by Buyer from Seller of the Acquired Liabilities;

     7.3  Buyer's Obligations at Closing. At the Closing, Buyer shall deliver to
Seller:

          (a) an amount equal to the Purchase Price of Five Hundred Thirty Three Thousand Three Hundred Thirty Four Dollars and no/100 Dollars ($533,334.00). The Purchase Price shall be payable by the Buyer to the Seller by bank check or wire transfer of immediately available funds to the account(s) of the Seller as designated by the Seller in writing at least two (2) business days prior to the Closing Date;

          (b)  An executed general release as described in Section 4.3

                                 ARTICLE VIII
                    REMEDIES FOR BREACHES OF THIS AGREEMENT

     8.1 Survival of Representations and Warranties. All of the representations and warranties of Sellers contained in Section 3.1 shall survive the Closing
                                       -----------
(unless Buyer knew or had reason to know of any misrepresentation or Breach of warranty at the time of Closing) and continue in full force and effect until nine (9) months after Closing.

     8.2 Indemnification Provisions for Benefit of Buyer. In the event Seller Breaches (or in the event any third party alleges facts that, if true, would mean Seller has Breached) the representations and warranties of Seller set forth in Section 3.1 and the covenants of Seller contained herein (provided Buyer
   -----------
issues a Claim Notice on or before 6 months after Closing), then such Seller agrees to indemnify Buyer from and against any Adverse Consequences that Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after Closing), resulting from, arising out of, relating to, in the nature of, or caused by the Breach (or the alleged Breach).

     8.3 Indemnification Provisions for Benefit of Seller. In the event Buyer Breaches (or in the event any third party alleges facts that, if true, would mean Buyer has Breached) any representations, warranties and covenants of Buyer contained herein (provided that in the case of any such Breach other than a Breach of Buyer's obligation to pay any portion of the Purchase Price, and Seller issues a Claim Notice on or before 6 months after Closing), then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences Seller may suffer through and after the date of the claim for indemnification (including any Adverse Consequences suffered after the Closing) resulting from, arising out of, relating to, in the nature of or caused by the Breach (or the alleged Breach).

     8.4  Procedure for Matters Involving Third Parties.

          (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Article 8, then the Indemnified Party shall promptly issue a
                   ---------
Claim Notice to the Indemnifying Party with respect thereto.

          (b) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of the Indemnifying Party's choice reasonably satisfactory to the Indemnified Party; provided, however, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without prior written consent of the Indemnifying Party (not to be withheld unreasonably).

          (c) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in this Section 8.4, the Indemnified Party may
                                      -----------
defend against the Third Party Claim in any manner the Indemnifying Party reasonably may deem appropriate.

          (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably).

     8.5 Notice of Claim. A Party suffering Adverse Consequences that give or could give rise to a claim for indemnification under this Article 8 shall
                                                          ---------
promptly notify each other Party thereof in writing (a "Claim Notice") in accordance with Section 10.7. The Claim Notice shall contain a brief description
                ------------
of the nature of the Adverse Consequences suffered and, if practicable, an aggregate dollar value estimate of the Adverse Consequence suffered. No delay in the issuance of a Claim Notice shall relieve any Party from any obligation under this Article 8, unless and solely to the extent such Party is thereby
     ---------
prejudiced.

     8.6  Limitations on Indemnification Liabilities of Sellers.

          (a) The aggregate Liability of Seller shall not exceed 100% of the Purchase Price, which for purposes of this Agreement shall be $533,334.00.

          (b) Seller shall have no Liability for indemnification claims under this Article 8, unless and until the aggregate Adverse Consequences claimed
     ---------
under Section 8.2 exceed $10,000.00.
      -----------

     8.7  Limitations on Buyer's Indemnification Liability.

          (a) Buyer shall have no Liability for indemnification claims under this Article 8, unless and until the aggregate Adverse Consequences claimed
     ---------
under Section 8.3 exceed $10,000.00.
      -----------

     8.8 Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Article 8 shall be the exclusive
                                             ---------
remedy of Buyer and Seller with respect to and the transactions contemplated by this Agreement.

     8.9 Arbitration. The parties shall attempt amicably to resolve disagreements by negotiating with each other. In the event that the matter is not amicably resolved through negotiation, any controversy, dispute, or disagreement arising out of or relating to this Agreement (a "Controversy") shall be submitted to binding arbitration. The arbitration proceeding shall be conducted by a single arbitrator (the "Arbitrator") in San Antonio, Bexar County, Texas pursuant to the rules of the American Arbitration Association. In the event, the parties cannot agree as to the Arbitrator to be named, each party to the Controversy shall appoint one arbitrator and those two arbitrators shall select the Arbitrator.

          8.9.1. Arbitration Procedure. If any party shall desire relief of any nature whatsoever from any other party as a result of any Controversy, such party will initiate such arbitration proceedings within a reasonable time, but in no event more than one (1) year after the facts underlying said Controversy first arise or become known to the party seeking relief (whichever is later). The failure of such party to institute such proceedings within said period shall be deemed a full waiver of any claim for such relief. Arbitrator may award the prevailing party its costs for the arbitration proceeding, including its reasonable attorneys fees and costs. The parties agree that the decision and award of the Arbitrator shall be final and conclusive upon the parties, in lieu of all other legal, equitable or judicial proceedings between them, and that no appeal or judicial review of the award or decision of the Arbitrator shall be taken, but that such award or decision may be entered as a judgment and enforced in any court having jurisdiction over the party against whom enforcement is sought.

                                  ARTICLE IX
                                  TERMINATION

     9.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

          (a) Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing.

          (b) Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has Breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the Breach, and the Breach has continued without cure for a period of 30 days after the notice of Breach or (ii) if the Closing shall not have occurred on or before October 1, 2001, by reason of the failure of any condition precedent under
Section 6.1 (unless the failure results primarily from Buyer itself Breaching
-----------
any representation, warranty or covenant contained in this Agreement); and

          (c) Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has Breached any representation, warranty or covenant contained in this Agreement (other than the representations set forth in Section 3.2) in any material respect, Seller has
                             -----------
notified Buyer of the Breach, and the Breach has continued without cure for a period of 30 days after the notice of Breach or (ii) if the Closing shall not have occurred on or before October 1, 2001, by reason of the failure of any condition precedent under Section 6.2 (unless the failure results primarily from
                          -----------
Seller Breaching any covenant or representation or warranty contained in Section
                                                                         -------
3.1 of this Agreement).
---

          (d) Seller may terminate this Agreement by giving written notice to Buyer within ten (10) days from the date hereof in the event that Buyer has Breached any representation set forth in Section 3.2 and the Breach has
                                         -----------
continued without cure for a period of 30 days after notice of the Breach.

     9.2 Effect of Termination. If Buyer or Seller terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder
            -----------
shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in Breach); provided, however, Buyer's sole and exclusive remedy for any Breach of the representations and warranties contained in Section 3.3 shall be to terminate this Agreement whereupon the
             -----------
Parties shall have no further liabilities or obligations to one another under this Agreement.

                                   ARTICLE X
                                 MISCELLANEOUS

     10.1 Press Releases and Public Announcements. Any Party may issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Parties.

     10.2 No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

     10.3 Entire Agreement. This Agreement (including any exhibits or schedules, if applicable) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, whether written or oral and to the extent they related in any way to the subject matter hereof.

     10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of their rights, interests, or obligations hereunder without the prior written approval of the other Parties; provided, however, that
(i) Buyer may assign any or all of its rights and interest hereunder to one or more of its Affiliates and (ii) Buyer may designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) provided, further, that Seller may assign the duty to sell any portion of the Assets and to receive any portion of the Purchase Price to one or more Affiliates of the Seller so assigning. If this Agreement is assigned by Buyer pursuant to this Section, Buyer shall deliver a guaranty reasonably acceptable to Seller of Buyer's obligations under this Agreement.

     10.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

     10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretations of this Agreement.

     10.7 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:                          Copy to:

Enviro-Clean of America, Inc.          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
c/o Randall K. Davis                   300 Covenant Street, Suite 1500
1023 Morales Street                    San Antonio, TX 78205
San Antonio, Texas 78207               Attention: Alan Schoenbaum, Esq.
Facsimile: (210) 224-2169              Facsimile: 210-224-2035

If to Buyer:                           Copy to:

Superior One Source Inc.               Pierce, Simpson and Shadoan
Attn: Stephen C. Haynes                Attorneys at Law
1038 West Main Street                  908 State Street
Bowling Green, KY 42101                Bowling Green, KY 42101
Facsimile: (270) 781-9492              Facsimile: 502-782-2526

Any party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

     10.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Kentucky without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

     10.9 Amendments and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No waiver by any Party of any default, misrepresentation, or Breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or Breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     10.10 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

     10.11 Expenses. Each Party will bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

     10.12 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the even an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

     10.13 Incorporation of Exhibits, Annexes and Schedules. The Exhibits, Annexes and Schedules, if any, identified in this Agreement are incorporated herein by reference and made a part hereof.

                           [SIGNATURE PAGE FOLLOWS]

                 [SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on and as of the date first written above.


                                        "SELLER"

                                        SUPERIOR CHEMICAL & SUPPLY, INC.

                                        By:  /s/ Randall K. Davis, President
                                             -------------------------------
                                             Randall K. Davis, President


                                        "BUYER"

                                        SUPERIOR ONE SOURCE, INC.


                                        By:  /s/ Stephen C. Haynes, President
                                             --------------------------------
                                             Stephen C. Haynes, President